News Release

LEADING BIOTECHNOLOGY ENTREPRENEUR AND INVESTOR ISAAC BLECH JOINS MEDGENICS BOARD OF DIRECTORS

MISGAV, Israel and VIENNA, Va. (June 8, 2011) – Medgenics, Inc. (NYSE Amex: MDGN and AIM: MEDU, MEDG) today announced that Isaac Blech, age 61, a leading biotechnology entrepreneur and investor, has joined the Company’s Board of Directors.  Mr. Blech has served on the Company’s Strategic Advisory Board since February 2011 and is a major investor in the Company having invested over $7 million in the Company over the past year.  The Medgenics Board of Directors now has seven members.

Mr. Blech is one of the most successful private financiers in the biotechnology industry. As an industry pioneer, he founded seven companies, all of which were subsequently brought public. These include Celgene Corporation, Genetic Systems Corporation, Icos Corporation, Nova Pharmaceuticals Corporation and PathoGenesis Corporation. These companies are responsible for major advances in a number of diseases including the diagnosis and/or treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis and AIDS.  Their combined value is in excess of $30 billion.

Mr. Blech is a major shareholder and a Director of Socialwise, Inc., an innovator in e-commerce for the youth market, and is also a major shareholder and Director of ContraFect Corporation, a company developing therapies for infectious diseases, Mr. Blech is also a major shareholder of the public companies Premier Alliance Group, a financial consulting company, and Stratus Media Group, an owner, producer, promoter and operator of live entertainment events.  Mr. Blech is also a founder, Director and major shareholder of Cerecor Inc., a private company developing new treatments for central nervous system disorders.

“It is with great pleasure that we welcome Isaac to our Board of Directors.  Isaac’s in-depth experience in biotechnology commercialization and his impressive professional network should be instrumental in helping us build Medgenics into a leading biotechnology company pioneering personalized sustained therapy using our Biopump platform for continuous production and delivery of therapeutic proteins by the patient’s own skin.  We look forward to Isaac’s active involvement and support as a Director, as we advance our platform technology toward commercialization in a number of chronic diseases.” stated Andrew L. Pearlman, Ph.D., President and CEO of Medgenics.

Commenting on his appointment, Isaac Blech said, “Medgenics is demonstrating its ability to use a patient’s own tissue to create Biopumps that, when inserted back into that patient, are designed to deliver sustained production of the desired protein.  This is potentially a major scientific and medical breakthrough which has the ability to change the treatment paradigm across a range of chronic diseases.  I am delighted to be working with the Medgenics team and look forward to guiding them in the successful clinical development and commercialization of this powerful technology.”

For further information, contact:

Medgenics, Inc. Dr. Andrew L. Pearlman Lippert/Heilshorn & Associates, Inc. Anne Marie Fields afields@lhai.com	Phone: +972 4 902 8900 Phone: 212-838-3777
De Facto Financial Mike Wort Anna Dunphy	Phone: +44 207 556 1064
Religare Capital Markets (Nomad) James Pinner Derek Crowhurst	Phone: +44 207 444 0800
SVS Securities plc (Joint Broker) Alex Mattey Ian Callaway	Phone: +44 207 638 5600
Nomura Code Securities (Joint Broker) Jonathan Senior	Phone: +44 207 776 1219

About Medgenics

Medgenics is developing and commercializing Biopump, a proprietary tissue-based platform technology for the sustained production and delivery of therapeutic proteins using the patient’s own skin biopsy for the treatment of a range of chronic diseases including anemia, hepatitis C and hemophilia.  Medgenics believes this approach has multiple benefits compared with current treatments, which include regular and costly injections of therapeutic proteins.

Medgenics has three long-acting protein therapy products in development based on this technology:

•
EPODURE (now completing a Phase I/II dose-ranging trial) to produce and deliver erythropoietin for many months from a single administration, has demonstrated elevation and stabilization of hemoglobin levels in anemic patients for  6 to more than 24 months;

•	INFRADURE (to commence a Phase I/II trial in Israel in 2011) to produce a sustained therapeutic dose of interferon-alpha for use in the treatment hepatitis C;
•	HEMODURE is a sustained Factor VIII therapy for the prophylactic treatment of hemophilia, now in development.

Medgenics intends to develop its innovative products and bring them to market via strategic partnerships with major pharmaceutical and/or medical device companies. Since October 2009, HEMODURE has been the focus of cooperation between Medgenics and a major healthcare company, a market leader in hemophilia.

In addition to treatments for anemia, hepatitis C and hemophilia, Medgenics plans to develop and/or out-license a pipeline of future Biopump products targeting the large and rapidly growing global protein therapy market, which is forecast to reach $132 billion in 2013. Other potential applications for Biopumps include multiple sclerosis, arthritis, pediatric growth hormone deficiency, obesity and diabetes.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations.  The Company intends that such forward-looking statements be subject to the safe harbors created by such laws.  Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

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